UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
Amendment No. 4
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

NEW JERSEY	13-1086010

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 Main Street
Williamsville, New York	14221

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

     This Amendment No. 4 on Form 8-A/A is filed to supplement and amend the information set forth in Items 1 and 2 of the Registration Statement on Form 8-A (File No. 001-03880) filed with the Securities and Exchange Commission (the “Commission”) by National Fuel Gas Company (the “Company”) on June 14, 1996, as amended by Amendment No. 1 thereto filed with the Commission on April 30, 1999, Amendment No. 2 thereto filed with the Commission on June 8, 2007 and Amendment No. 3 thereto filed with the Commission on July 15, 2008.
ITEM 1. Description of Registrant’s Securities to be Registered.
     On March 19, 1996, the Board of Directors (the “Board”) of the Company authorized the Company to enter into a Rights Agreement, dated as of June 12, 1996 (the “Original Rights Agreement”), between the Company and Marine Midland Bank, as rights agent. In connection therewith, the Board authorized and declared a dividend distribution of one right (collectively, the “Rights”) for each outstanding share of common stock, par value $1.00, of the Company (the “Common Stock”). The Rights have anti-takeover effects because they will cause substantial dilution of the Company’s common stock if a person attempts to acquire the Company on terms not approved by the Board.
     On September 17, 1998, the Board approved certain amendments to the Original Rights Agreement and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On April 30, 1999, the Company entered into an amended and restated rights agreement, dated as of April 30, 1999, with HSBC Bank USA (the successor in interest to Marine Midland Bank), as rights agent.
     On September 7, 2001, the Company effectuated a two-for-one split of its Common Stock and in connection therewith executed a certificate of amendment to the Original Rights Agreement, as amended. As a result, the (i) purchase price per share of Common Stock upon the exercise of the Rights was adjusted to $65.00 (being $32.50 per half share) and (ii) price at which the Rights may be redeemed was adjusted to $.005 per Right.
     On June 7, 2007, the Board authorized additional amendments to the Original Rights Agreement, as amended, and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On June 8, 2007, the Company entered into an amended and restated rights agreement, dated as of June 8, 2007, with HSBC Bank USA, National Association, as rights agent.
     Effective September 1, 2007, HSBC Bank USA, National Association resigned as rights agent and, pursuant to Section 21 of the Original Rights Agreement, as amended, the Company substituted The Bank of New York as successor rights agent.
     On February 21, 2008, the Board authorized additional amendments to the Original Rights Agreement, as amended, and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. On July 11, 2008, the Company entered into an amended and restated rights agreement, dated as of July 11, 2008, with The Bank of New York, as rights agent. Among other things, the amendments incorporated in the July 11, 2008 amended and restated rights agreement increased the exercise price of the Rights from $65 to $150 per full share of the Company’s common stock.
     On December 4, 2008, the Board authorized additional amendments to the Original Rights Agreement, as amended, and authorized the Company to enter into an amended and restated rights agreement to reflect those amendments. Also on December 4, 2008, the Company entered into the Amended and Restated Rights Agreement, dated as of December 4, 2008 (the Original Rights Agreement, as amended and restated, being hereinafter referred to as the “Rights Agreement”), with The Bank of New York, as rights agent.
     The amendments made on December 4, 2008 to the Rights Agreement revise the formula used to determine the number of shares to which a holder of a Right would be entitled upon exercise of a Right. The amendments ensure that, in the event a person acquires 10% or more of the aggregate voting power of all outstanding shares of voting stock of the Company, the holder of a Right would be entitled to receive, upon payment of an amount calculated under the Rights Agreement, common stock of the Company (or, under certain circumstances, other securities or assets of the Company) having a value equal to two times the amount paid to exercise the Right. The amendments do not alter the Company’s authority, after a person has acquired 10% or more of the aggregate voting power of all outstanding shares of voting stock of the Company, to redeem the Rights at a price of $.005 per Right, or to exchange the Rights at an exchange rate of one share of common stock per Right, in each case as described in the Rights Agreement.
     The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Rights Agreement, a copy of which has been filed as an exhibit hereto and is expressly incorporated by reference herein.
ITEM 2. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Rights Agreement, dated as of December 4, 2008, between National Fuel Gas Company and The Bank of New York

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By:	/s/ J. R. Peterson

Name:	J. R. Peterson
Title:	Assistant Secretary
Dated: December 4, 2008

Exhibit Index

Exhibit Number	Description
4.1	Amended and Restated Rights Agreement, dated as of December 4, 2008, between National Fuel Gas Company and The Bank of New York